LOAN AGREEMENT

THIS LOAN AND (this “Agreement”) is made this 17th day of May, 2007, by and among BLACKSANDS PETROLEUM, INC. (“Lender”) and ACCESS ENERGY INC. (“Borrower”).

WITNESSETH:

WHEREAS, Lender and Borrower are negotiating the terms and conditions of Lender’s investment in Borrower (the “Investment”) so that Borrower will issue and Lender will acquire shares of Borrower’s common stock that will total approximately 75% of Borrower’s shares of issued and outstanding common stock immediately after the Investment (the “Borrower Shares”) and related transactions (collectively, the “Transactions”);

WHEREAS, shortly hereafter, Borrower has acquired or intends to acquire a seismic study of the Project Lands, as defined in a Joint Venture Agreement between Buffalo River Dene Development Corporation and Borrower, dated November 3, 2006 (the study together with all data obtained in the course thereof and any and all rights attached thereto, the “Seismic”);

WHEREAS, to provide Borrower with sufficient working capital Lender has agreed to provide Borrower with a loan as described herein; and

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender, intending to be legally bound, agree as follows:

ARTICLE I - LOAN

1.1. Loan. Lender agrees, on the terms and conditions of this Agreement, to make loans to Borrower in an amount of CDN$250,000 (two hundred fifty thousand Canadian dollars) (the “Loan”), subject to the further terms hereof. Upon the execution and delivery of this Agreement, Lender shall loan to Borrower the Loan.

1.2. The Note. Borrower has authorized the issuance of a promissory note (the “Note”) made in favor of Lender by Borrower, which shall be in the form set forth in Exhibit A attached hereto. The Loan shall be due and payable to the order of Lender on August 7, 2007 (the “Due Date”). The Loan shall bear interest at the rate of nine percent (9%) per annum on the full amount of the Loan, such interest to commence accruing on the date hereof and payable at the start of each calendar month preceding the Due Date; provided, however, that from and after an Event of Default, as defined in Article VI hereof, such interest rate shall increase to fifteen percent (15%) per annum.

1.3. Payments. If prior to the Due Date, Lender makes the Investment, it shall forgive all outstanding amounts under the Loan, provided that the Note is offset against the purchase price of Borrower Shares in the Investment.

ARTICLE II -

[Intentionally omitted]

ARTICLE III

[Intentionally omitted]

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants as follows:

4.1. Organization. Borrower is a corporation duly existing under the laws of the Province of Ontario and is qualified and licensed to do business in any jurisdiction in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to be so qualified would not have a material adverse effect on the business, operations, condition (financial or otherwise), property or prospects of Borrower or any subsidiary, or the ability of Borrower or any subsidiary to carry out their respective obligations under the Loan Documents (as defined in Section 4.2 below) (a “Company Material Adverse Effect”).

4.2. Authorization. All corporate action on the part of Borrower and its subsidiaries and their respective officers, directors and stockholders necessary for the authorization, execution, delivery and performance of all obligations of Borrower and each such subsidiary under this Agreement, the Note and all other documents necessary or desirable in connection with the Loan (collectively, the “Loan Documents”) to which any of them may be a party have been taken. The Loan Documents, when executed and delivered by Borrower and each such subsidiary, shall constitute legal, valid and binding obligations of Borrower and each such subsidiary, enforceable against Borrower and each such subsidiary in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights and the enforcement of debtors’ obligations generally and by general principles of equity, regardless of whether enforcement is pursuant to a proceeding in equity or at law.

4.3. Absence of Conflicts. The execution, delivery and performance of this Agreement is not in conflict with nor does it constitute a breach of any provision contained in Borrower’s organizational documents, nor will it constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound.

4.4. Consents and Approvals. Borrower has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities and agencies that are necessary for the continued operation of Borrower’s business as currently conducted, or are required by law.

4.5. [intentionally omitted]

4.6. Litigation. There are no actions, suits, claims, investigations, arbitrations or other legal or administrative proceedings, to the Knowledge of Borrower, threatened against Borrower at law or in equity, and to Borrower’s Knowledge, there is no basis for any of the foregoing. There are no unsatisfied judgments, penalties or awards against or affecting Borrower or its businesses, properties or assets. Borrower is not in default, and no event has occurred which with the passage of time or giving of notice or both would constitute a default by Borrower with respect to any order, writ, injunction or decree known to or served upon Borrower of any court or of any foreign, federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. There is no action or suit by Borrower pending or threatened against others. Borrower has complied with all laws, rules, regulations and orders applicable to its current business, operations, properties, assets, products and services the violation of which would have a material adverse effect. There is no existing law, rule, regulation or order, and Borrower has no Knowledge of any proposed law, rule, regulation or order, whether foreign, federal or state, that would prohibit or materially restrict Borrower from, or otherwise materially adversely affect Borrower in, conducting its businesses in any jurisdiction in which it is now conducting business.

As defined in this Agreement, “Knowledge” of Borrower means the actual knowledge by a director or officer of Borrower of a particular fact or circumstance or such knowledge as may reasonably be imputed to such person as a result of his actual knowledge of other facts or circumstances as well as any other knowledge which such person would have possessed had they made reasonable inquiry of appropriate employees and agents of Borrower with respect to the matter in question.

4.7. Absence of Certain Events. To Borrower’s Knowledge, there is no existing condition, event or series of events which reasonably would be expected to have a Company Material Adverse Effect.

4.8 Governmental Permits. Borrower (including its subsidiaries) holds all licenses, franchises, permits and other governmental authorizations which are required for the conduct of any aspect of Borrower’s (including its subsidiaries’) business, as presently conducted and as presently contemplated to be conducted, including, but not limited to, all such business operations contemplated by, or incident to, the Transactions. All such licenses, franchises, permits and other governmental authorizations are valid and current, and Borrower has not received any notice that any governmental authority intends to cancel, terminate or not renew any such license, franchise, permit or other governmental authorization. Borrower has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in such licenses, franchises, permits and other governmental authorizations, and all laws and regulations applicable thereto, and is not in violation of any of the foregoing. The consummation of the transactions contemplated hereunder will not alter or impair or require changes to any such license, franchise, permit or other governmental authorization.

ARTICLE V - COVENANTS OF BORROWER

So long as the Note is outstanding, Borrower agrees that, unless Lender shall give its prior consent in writing, which consent shall not be unreasonably withheld:

5.1. Ordinary Course. Borrower shall carry on its business in the ordinary course substantially as conducted heretofore, and shall not engage in any transaction outside of the ordinary course of business.

5.2. [Intentionally Omitted]

5.3. Performance under Agreements. Borrower shall perform all of its obligations under agreements relating to or affecting its assets, properties or rights.

5.5. Cooperation with Lender. Borrower shall cooperate with Lender and shall use its reasonable best efforts to complete and sign the Securities Purchase Agreement (the “Securities Purchase Agreement”) contemplated by the Investment and shall use its reasonable best efforts to consummate the Transactions contemplated thereby.

5.5. [Intentionally Omitted]

5.6. Maintenance of Business Organization. Borrower shall maintain and preserve its business organization intact and use its best efforts to retain its present key employees and relationships with suppliers, customers and others having business relationships with Borrower.

5.7. Compliance with Permits. Borrower shall maintain compliance with all permits, laws, rules and regulations, consent orders and all other orders of applicable courts, regulatory agencies, first nations and similar governmental authorities.

5.8. [Intentionally Omitted]

5.9. Payments and Indebtedness. Borrower shall provide Lender with four business days’ advance written notice prior to (i) making any payment, or incurring any obligation to make any payment in the ordinary course of business in excess of US$250,000 or (ii) incurring any indebtedness other than: (a) trade debt incurred in the ordinary course of business, (b) purchase money obligations in the ordinary course of business up to US$5,000, or (c) taxes and assessments not delinquent or actively being contested in good faith by Borrower and for which Borrower has adequate reserves.

5.10. [Intentionally Omitted]

5.11. [Intentionally Omitted]

5.12. [Intentionally Omitted]

5.13. Mergers. Except as contemplated by the Transactions, Borrower shall not merge or consolidate with or into any other corporation, or sell, assign, lease or otherwise dispose of or voluntarily part with the control (whether in one transaction or in a series of related transactions) of assets (whether now owned or hereafter acquired) having a fair market value of more than US$5,000 at the time(s) of transfer, or sell, assign or otherwise dispose of (whether in one transaction or in a series of transactions) any of its accounts receivable (whether now in existence or hereafter created) at a discount or with recourse, to any person, except sales or other dispositions of assets in the ordinary course of business.

5.14. [Intentionally Omitted]

5.15. Charter Documents. Borrower shall not make any amendment to its Certificate of Incorporation or its By-Laws.

ARTICLE VI - DEFAULTS AND REMEDIES

6.1. An “Event of Default” occurs if:

(a) Borrower defaults in the payment of any principal or interest of the Note when the same shall become due, either by the terms thereof or otherwise as herein provided; or

(b) Borrower defaults in the performance or observance of any other agreement, term or condition contained in the Note or the other Loan Documents; or

(c) Borrower shall default in the payment of any principal of, or premium, if any, or interest on, any other indebtedness in excess of US$100,000 or obligation with respect to borrowed money after expiration of any grace or cure period or shall default in the performance of any material term of any instrument evidencing such Indebtedness or of any mortgage, indenture or agreement relating thereto after expiration of any grace or cure period, and the effect of such default is to cause or to permit the holder or holders of such obligation to cause, such Indebtedness or obligation to become due and payable prior to its stated maturity; or

(d) The Investment shall not have closed by the Due Date; or

(e) Borrower pursuant to or within the meaning of any Bankruptcy Law (as defined herein):

(i) commences a voluntary case,

(ii) consents to the entry of an order for relief against it in an involuntary case,

(iii) consents to the appointment of a Custodian (as defined herein) of it or for all or substantially all of its property,

(iv) makes a general assignment for the benefit of its creditors, or

(v) is the debtor in an involuntary case which is not dismissed within thirty (30) days of the commencement thereof, or

(f) A court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) provides for relief against Borrower in an involuntary case,

(ii) appoints a Custodian of Borrower for all or substantially all of its property, or

(iii) orders the liquidation of Borrower,

(g) A final judgment for the payment of money in an amount in excess of US$5,000 shall be rendered against Borrower (other than any judgment as to which a reputable insurance company shall have accepted full liability in writing) and shall remain undischarged for a period (during which execution shall not be effectively stayed) of 20 days after the date on which the right to appeal has expired;

(h) Any representation or warranty made by Borrower in this Agreement, any other Loan Document or in any other document or instrument furnished in connection with the transactions contemplated hereby shall prove to be materially false or incorrect on the date as of which made; or

(i) An event shall occur or there exist facts or circumstances which create or result in a Borrower’s Material Adverse Effect;

then upon the occurrence of any Event of Default described in paragraphs (e) or (f), the unpaid principal amount of and accrued interest on the Note shall automatically become due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrower.

Upon the occurrence of any other Event of Default, Lender shall give Borrower written notice of default. Borrower shall have thirty (30) days (the “Cure Period”) after receipt of written notice of default from Lender to cure said default. Borrower may cure the default prior to the expiration of the Cure Period by making payment in full to Lender of the entire principal amount outstanding under the Note and all accrued interest thereon, together with all other sums due thereunder and hereunder.

Notwithstanding the foregoing, if an Event of Default is cured prior to the end of the Cure Period (including, but not limited to, an Event of Default pursuant to Section 6.1(d) above), Borrower shall use its best efforts to ensure that the Investment and the Transactions are consummated.

If the Event of Default is not cured by the end of the Cure Period, then in addition to any other rights, powers and remedies permitted by law or in equity, Lender may, at its option, by notice in writing to Borrower, declare the Note to be, and the Notes shall thereupon be and become, immediately due and payable, together with interest accrued thereon and all other sums due hereunder, without presentment, demand, protest or other notice of any kind, all of which are waived by Borrower.

Upon the continuance of any Event of Default after the expiration of the applicable Cure Period, the holder of the Note may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in the Note held by it, for an injunction against a violation of any of the terms hereof or thereof, or for the pursuit of any other remedy which it may have by virtue of the Loan Documents or pursuant to applicable law. Borrower shall pay to the holder of the Notes upon demand the reasonable costs and expenses of collection and of any other actions referred to in this Article, including without limitation reasonable attorneys’ fees, expenses and disbursements.

No course of dealing and no delay on the part of the holder of the Note in exercising any of its rights shall operate as a waiver thereof or otherwise prejudice the rights of such holders, nor shall any single or partial exercise of any right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. No right, power or remedy conferred hereby or by the Note on the holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

6.2. For purposes of this Article, the following definitions shall apply:

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors, or equivalent law of a non-U.S. jurisdiction.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

ARTICLE VII - NOTICES

All notices, requests and demands shall be given to or made upon the respective parties hereto in writing, such address as may be designated by it in a written notice to the other party. All notices, requests, consents and demands hereunder shall be effective when duly deposited in the mails (by overnight delivery by a nationally-recognized overnight courier service or by United States or Canadian registered or certified mail, postage prepaid, return receipt requested) with a copy via facsimile. Unless the parties designate otherwise, notices should be addressed as follows:

If to Borrower:

Access Energy Inc.
Suite 1405, 220 Bay Street
Toronto, Ontario M5J 2W4
Canada
Fax: 416-359-7801
Attn: Paul Parisotto

with a copy to:

Fraser Milner Casgrain LLP, Suite 3900
1 First Canadian Place
100 King Street West
Toronto, Ontario, M5X 1B2
Canada
Fax: 416 863 4592
Attn: John Sabine

If to Lender:

Blacksands Petroleum, Inc.
Suite 1250, 645 7th Avenue SW
Calgary, Alberta
Canada T2P 4G8
Attn: Darren Stevenson

with a copy to:

Gottbetter & Partners, LLP
488 Madison Avenue, 12th Floor
New York, NY 10022
Attn: Adam S. Gottbetter, Esq.
Facsimile: (212) 400-6901

ARTICLE VIII - MISCELLANEOUS

8.1. Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York without giving effect to the choice of law provisions thereof. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York, for any action, proceeding or investigation in any court or before any governmental authority ("Litigation") arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any Litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice, or document by U.S. registered mail to its respective address set forth in this Agreement, or such other address as may be given by one or more parties to the other parties in accordance with the notice provisions of Article VII, shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America, in each case located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum.

8.2. Amendment. This Agreement may be amended, modified or terminated only by an instrument in writing signed by all parties.

8.3. No Assignment. Neither this Agreement nor any right or obligation provided for herein may be assigned by any party without the prior written consent of the other parties.

8.4. Successors. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the respective successors and assigns of the parties hereto.

8.5. Counterparts. The Agreement may be executed in any number of counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

8.6. Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

8.8. Counterparts. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.8. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed as of the day and year first above written.

BORROWER:

ACCESS ENERGY INC.

By:	/s/ Paul Parisotto
Name: Paul Parisotto Title: President

LENDER:

BLACKSANDS PETROLEUM, INC.

By:	/s/ Darren Stevenson
Name: Darren Stevenson
Title: President

EXHIBIT A

[Form of Note]